OPERATING AGREEMENT
OF
SINCLAIR BROADCAST GROUP, LLC
THIS OPERATING AGREEMENT (“Agreement”) of SINCLAIR BROADCAST GROUP, LLC, a Maryland limited liability company (the “Company”), is made this 1st day of June, 2023, by and between Sinclair, Inc., a Maryland corporation, as the sole member of the Company (the “Sole Member”), and the Company.
BACKGROUND
    WHEREAS, the Company was originally formed as a corporation on November 19, 1986 upon the filing of Articles of Incorporation for the Company with the Maryland State Department of Assessments and Taxation.
WHEREAS, the Company was converted from a corporation and formed as a limited liability company upon the filing of Articles of Conversion and Articles of Organization for the Company with the Maryland State Department of Assessments and Taxation (the “Formation Date”).
WHEREAS, the Sole Member and the Company desire to enter into this Agreement to set forth their relative rights and obligations with respect to the Company and its management.
NOW, THEREFORE, for good and adequate consideration, the receipt and sufficiency of which is hereby confirmed, and intending to be legally bound, the Sole Member and the Company hereby agree as follows:
1.    Formation and Continuation. The Company was converted from a corporation and organized as a limited liability company upon the Formation Date by the filing of the Articles of Conversion and Articles of Organization with the Maryland State Department of Assessments and Taxation. The Company shall continue as a limited liability company in accordance with the Maryland Limited Liability Company Act, as amended from time to time (the “Act”).
2.    Name. The name of the limited liability company is Sinclair Broadcast Group, LLC.
3.    Purpose. The Company is formed for the object and purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the Act and any and all activities necessary, convenient, desirable or incidental to the foregoing.
4.    Management.
(a)    The business and affairs of the Company shall be managed and operated under the direction of a board of managers (the “Board”). The Board shall initially consist of five (5) individuals designated by the Sole Member (each, a “Manager”), two (2) of whom shall be individuals who are not employees or officers of the Company or any of its affiliates or directors of any of the affiliates of the Company and would otherwise be considered an “independent director” of the Company under Rule 5605(a)(2) of The Nasdaq Stock Market (or any successor rule) (such individuals, the “Independent Managers”).
(b)    The Board shall have full, complete and exclusive authority, power and discretion to direct the management and operation of the business and affairs of the Company, including by delegating day-to-day management of the business and affairs of the Company to the officers of the Company in accordance with Section 9 of this Agreement and supervising the actions of such officers, and taking any and all other lawful actions necessary or appropriate for the management of the business and affairs of the Company. The Sole Member shall have no power to participate in the management of the Company or to vote on any matter under this Agreement, the Act or otherwise, except (i) as otherwise required by the Act and (ii) for the right of the Sole Member to designate or remove Managers as described in this Section 4.
(c)    The Sole Member shall be entitled to designate all Managers, including to fill any vacancies created by the resignation, removal or death of a Manager or by an increase in the size of the Board (in accordance with Section 4(e) below) or otherwise. No individual shall be eligible to serve as a Manager unless he or she is of legal age of majority. A Manager may resign at any time upon notice to the Company. The Sole Member may remove a Manager at any time and from time to time (with or without cause) and may replace such Manager with a successor.
(d)    Each Manager shall be entitled to serve on the Board until his or her death, resignation as Manager or removal by the Sole Member at any time and for any reason or no reason. Each Manager shall have one vote on all matters before the Board (whether or not such Manager is disinterested in respect of any matter before the Board). The vote, consent, approval or ratification of any matter by those Managers holding at least a majority of the votes held by all Managers present at any applicable meeting of the Board shall be required and shall be sufficient in order to constitute action of the Board. No Manager, acting individually, shall have the actual or apparent authority to take any action purporting to be on behalf of the Company. The Board shall have the power to act only collectively in accordance with this Agreement.
(e)    The size of the Board shall be determined from time to time by a majority of the Managers then serving on the Board or as otherwise determined by the Sole Member; provided that the Board shall at all times have at least two (2) Independent Managers.
(f)    Meetings of the Board may be called by the chairperson of the Board, if any, by Managers representing at least one-third (1/3) of the Managers then serving on the Board or by the Independent Managers. Notice of any meeting shall be given to all Managers not less than twenty-four (24) hours prior to the meeting (or such shorter time frame as shall be reasonably necessary under the circumstances). At all meetings of the Board, a majority of the

Managers then serving on the Board shall constitute a quorum for the transaction of business by the Board. A notice need not specify the purpose of any meeting. Notice of a meeting need not be given to any Manager who signs a waiver of notice, a consent to holding the meeting, an approval of the minutes thereof or a written consent to action taken in lieu of such meeting, whether before or after the meeting, or who attends the meeting without protesting the lack of notice prior to the commencement of the meeting. All such waivers, consents and approvals shall be filed with the Company’s records or made a part of the minutes of the meeting. Managers may participate in any meeting of the Managers by means of conference telephones or video connection so long as all Managers participating can hear or communicate with one another. A Manager so participating is deemed to be present at the meeting.
(g)    The Board shall have the authority to establish committees of the Board with such power and authority as shall be delegated by the Board. Each such committee shall consist of more than one Manager and shall serve at the pleasure of the Board. Each committee of the Board may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as otherwise determined by the Board. Unless otherwise determined by the Board, a majority of the members of any committee of the Board shall constitute a quorum for the transaction of business by such committee.
(h)    Any action that is permitted or required to be taken by the Board or any committee thereof may be taken or ratified, without a meeting and without notice, by written consent of a majority of all of the Managers then serving on the Board or such committee, as applicable, setting forth the specific action to be taken.
5.    Capital Contributions and Membership Interest. The Sole Member of the Company owns 100% of the membership interests in the Company (the “Membership Interest”), as set forth on Schedule A. The Sole Member has contributed to the Company the cash, property, services or promissory obligations, if any, set forth on the books and records of the Company. The Sole Member shall not be required to make any additional capital contributions to the Company. The Sole Member’s Membership Interest in the Company shall not be evidenced by a separate certificate.
6.    Tax Characterization. It is the Sole Member’s intention that, for so long as the Company has one member for U.S. federal and applicable state and local income tax purposes, the Company shall be treated as a disregarded entity and that the activities of the Company shall be deemed to be activities of the Sole Member for such purposes. All provisions of the Company’s Articles of Organization and this Agreement are to be construed so as to preserve such tax status under those circumstances. If at any time the Company has more than one member for U.S. federal and applicable state and local income tax purposes, this Agreement shall be amended.
7.    Distributions. Distributions of cash and/or other assets or property of the Company, from whatever source (including, without limitation, net proceeds of Company operations and the sale, financing or refinancing of Company assets) shall be made to the Sole Member at such times, and in such amounts, as the Board shall determine, provided that such distributions are not prohibited by any agreement to which the Company is a party or by applicable law.
8.    Duties; Other Interests. Except as expressly set forth in this Agreement, no Covered Person (as defined below) shall have any duties, stated or implied by law or equity, including fiduciary duties, or liabilities to the Company or the Sole Member, and the provisions of this Agreement shall replace any such other duties and liabilities of the Covered Persons. Without limiting the foregoing, each Covered Person may engage in any business or profession or possess any interest in other businesses or professions of every nature and description, independently or with others, including, without limitation, any business or other activity which might be in competition with the business or activities conducted by the Company. The Company shall not have any rights in such ventures, including, without limitation, any rights to the income or profits thereof. Unless otherwise expressly provided in this Agreement, whenever a potential conflict of interest exists or arises between the Sole Member or any of its affiliates (other than the Company and its controlled affiliates), or any Manager, on the one hand, and the Company or any of its controlled affiliates, on the other, any resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved for all purposes, and shall not constitute a breach of this Agreement or of any obligation hereunder, if the resolution or course of action in respect of such conflict of interest is (i) approved by the Independent Managers, (ii) on terms no less favorable to the Company or its controlled affiliates, as applicable, than those generally being provided to or available from unrelated third parties or (iii) fair and reasonable to the Company or its controlled affiliate(s), as applicable, taking into account the totality of the relationships between the parties involved (including other transactions that may be favorable or advantageous to the Company or its controlled affiliates). The Company and the Board may but shall not be required in connection with the resolution of such conflict of interest to seek approval of the Independent Managers of such resolution, and the Board may also adopt a resolution or course of action that has not received the approval of the Independent Managers. If approval of the Independent Managers is not sought and the Board determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clause (ii) or (iii) above, then it shall be presumed that, in making its decision, the Board acted in accordance with this Agreement, and in any proceeding brought by or on behalf of the Company or any other person or entity challenging such approval, the person or entity bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary set forth in this Agreement, to the fullest extent permitted by applicable law, no Covered Person shall be liable for monetary damages to the Company or any other persons or entities for losses sustained or liabilities incurred as a result of any act or omission of a Covered Person. The Board, any Independent Manager or any officer of the Company may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by any of them, and any act taken or omitted to be taken in reliance upon the advice or opinion of such persons or entities as to matters that the Board, any Independent Manager or any officer of the Company reasonably believes to be within such person’s or entity’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

9.    Officers. The Board may designate one or more individuals to serve as officers of the Company and to serve at the direction of the Board, and the Board may delegate power and authority to such officers. The Company shall have such officers as the Board may from time to time determine, which officers may (but need not) include a President, one or more Vice Presidents (and in case of each such Vice President, with such descriptive title, if any, as the Board shall deem appropriate), a Secretary and a Treasurer. Any two or more offices may be held by the same person. The Board may remove an officer at any time and from time to time (with or without cause) and replace such officer with a successor. An officer may resign at any time upon notice to the Board. Until their subsequent removal or resignation, the officers of the corporation from which the Company was converted on the Formation Date shall continue to serve as the officers of the Company.
10.    Indemnification and Expenses. To the fullest extent permitted by applicable law, the Sole Member, any affiliate of the Sole Member, any officers, directors, managers, employees, representatives or agents of the Sole Member or any of its affiliates (other than the Company and its controlled affiliates), or any director, Manager, officer, employee or agent of the Company or its controlled affiliates (each, a “Covered Person”) shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Covered Person may be involved, or is threatened to be involved, as a party or otherwise, by reason of his, her or its status as a Covered Person or any act or omission of such Covered Person taken or omitted in the Covered Person’s capacity as such; provided, however, that any indemnity under this Section 10 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof. To the fullest extent permitted by applicable law, expenses (including legal fees and expenses) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 10.
11.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to any conflict of law provisions.
12.    Limited Liability of the Sole Member. The Sole Member shall have no liability for the obligations or liabilities of the Company, except to the extent required by the Act.
13.    Binding Effect. This Agreement shall be legally binding upon the Sole Member and the Company and their respective successors and assigns.
14.    No Third-Party Beneficiaries. Except for the indemnification obligations of the Company and the rights of the Covered Persons as set forth in Sections 8 and 10 of this

Agreement, notwithstanding anything to the contrary contained herein, no provision of this Agreement is intended to benefit any party other than the Company, the signatory hereto and their permitted successors and assigns nor shall any such provision be enforceable by any other party.
15.    Dissolution.     The Company shall have a perpetual existence and shall be dissolved and its affairs shall be wound up solely upon the occurrence of the following events: (a) the determination of the Board to dissolve the Company and wind up its affairs; or (b) the entry by a court of competent jurisdiction of an order dissolving the Company pursuant to the Act.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Operating Agreement as of the day and year first above written.
COMPANY:

SINCLAIR BROADCAST GROUP, LLC
By: /s/ Christopher S. Ripley
Name: Christopher S. Ripley
Title: President and Chief Executive Officer

SOLE MEMBER:

SINCLAIR, INC.

By: /s/ Christopher S. Ripley
Name: Christopher S. Ripley
Title: President and Chief Executive Officer

Schedule A
Membership Interest

Name of Membership Interest Holder	Outstanding Membership Interests
Sinclair, Inc.	100%